Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Boston Properties Limited Partnership

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	(1)	5.750% Senior Notes due 2035	Rule 457(r)	$850,000,000	99.961%	$849,668,500	0.00014760	$125,411.07

	Total Offering Amounts							$125,411.07

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$125,411.07

(1)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (No. 333-272012-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.